UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 12, 2008

Dear Shareholder:

This letter is to inform you of an opportunity for our company that requires us to conduct a special meeting of shareholders.

Voluntary Capital Purchase Program
First Financial Bancorp recently received preliminary approval to participate in the U.S. Department of the Treasury’s Voluntary Capital Purchase Program (Program), which is a component of the Treasury Department’s Troubled Asset Relief Program. This Program, which targets “healthy institutions,” was established in response to the current economic conditions and designed to encourage qualifying U.S. financial institutions to increase the flow of lending to businesses and consumers in order to restore liquidity and stability in the U.S. financial system. First Financial received preliminary approval for the maximum amount of approximately $80 million.

Under the Program, we would issue to the Treasury:

▪	Up to $80 million Series A non-voting preferred shares that carry a 5% coupon for each of the first five years and 9% per year thereafter
▪	Warrants to purchase First Financial common shares amounting to 15% of the senior preferred amount, with the exercise price based on the 20-day average trading price prior to closing
–	Based on an estimated average price of $12.82, the Treasury would be eligible to exercise warrants to purchase approximately 936,000 shares, or approximately 2.5% of the shares outstanding

It is important to note that participation in the Program is voluntary and should be looked at as an investment by the U. S. Treasury, and not as a bailout plan for financial institutions.

Special Meeting of Shareholders, Proxy Statement and Voting Instructions
Your board of directors believes that it is in the best interest of First Financial and its shareholders to conduct a Special Meeting of Shareholders for the purpose of considering and voting on the adoption of a proposed amendment to our Articles of Incorporation to authorize us to issue Series A non-voting preferred shares, and thereby allow us to participate in the Program.

The Special Meeting of Shareholders will be held on December 12, 2008, for shareholders of record as of the close of business on October 28, 2008.

Enclosed with this letter are the following materials related to the special meeting:

▪	Notice of the Special Meeting of Shareholders
▪	Proxy Statement
▪	Proxy Card
▪	Business Reply Postage-Paid Envelope

We encourage you to read these materials because they contain important information about the purpose of the special meeting and the proposed amendment will require the approval of two-thirds of the outstanding common shares to be adopted. Your failure to vote will have the effect of a vote Against this proposal.

The board of directors of First Financial Bancorp urges you to vote For the amendment to our Articles of Incorporation and For a proposal to adjourn the meeting to solicit additional votes if necessary.

You may submit your vote by mail, on the internet, by telephone, or in person at the special meeting on December 12, 2008. Detailed voting instructions are included in the enclosed Proxy Statement and Proxy Card.

First Financial Bancorp - Strength and Stability
As you know, the financial services industry has been under significant stress throughout the past year. This was initially due to the sub-prime mortgage and credit crisis, but more recently is the result of overall economic deterioration and the tightening of available credit. We have continued to manage First Financial through these difficult times by:

▪	Remaining focused on building stronger client relationships
▪	Prudently growing loans and deposits
▪	Maintaining credit quality
▪	Managing our balance sheet and maintaining strong capital and liquidity positions

At September 30, 2008, our regulatory capital levels exceeded the amounts necessary to be classified as well-capitalized, and our total regulatory capital exceeded the minimum requirement by approximately $81 million on a consolidated basis.

We believe that First Financial continues to be positioned to avoid many of the troublesome areas that our industry has encountered during these difficult times. Our credit quality metrics have remained relatively stable over the past five quarters, which we believe is a result of:

▪	Maintaining strong underwriting policies
▪	Proactively managing resolution strategies for problem credits

Our origins date back to 1863 when First Financial Bank first opened for business in Hamilton, Ohio. Today, we operate 80 retail banking centers serving nine regional markets and 53 communities in Ohio, Indiana and Kentucky, and we continue in our efforts to strengthen and grow our business, reach new clients and expand our market share. Recently, we further expanded our presence with a new commercial lending team in Indianapolis, Indiana, and we opened a new business office and retail banking center in Dayton, Ohio. In addition, construction is currently underway on two new retail banking centers - one in Crown Point, Indiana, and the other in Cincinnati, Ohio. These expansions are part of our strategic corporate plan, underscore our commitment to the communities we serve, and will contribute to the long-term growth of the company.

Please Participate by Voting
We are proud to be among the healthy institutions that the U.S. Treasury has invited to participate in this Program that is designed to stabilize the credit markets and restore confidence in the U.S. financial system. We believe that our participation in this Program will be advantageous for the company as it will provide us with a means to:

▪	Access low-cost capital that will further improve our already strong capital levels
▪	Increase our lending capacity
▪	Better position us to take advantage of opportunities to advance our strategic growth plans

For these reasons, whether or not you plan to attend the special meeting, it is important that your shares be represented and voted.

▪	If you choose to vote online or by telephone, please follow the instructions that are included in the enclosed materials.
▪	If you choose to vote by mail, please complete, sign, date and return the enclosed Proxy Card as soon as possible using the postage-paid envelope.

We are focused on the core fundamentals of banking and are committed to executing our strategic plans, which we believe will create superior long-term value for shareholders. We value the investment you have made in First Financial Bancorp.

Sincerely,	Sincerely,
Barry S. Porter Chairman of the Board	Claude E. Davis President & Chief Executive Officer

FIRST FINANCIAL BANCORP.
4000 Smith Road, Suite 400
Cincinnati, Ohio 45209

NOTICE OF SPECIAL MEETING
OF
SHAREHOLDERS

To be held December 12, 2008

November xx, 2008

To our Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of First Financial Bancorp. (“First Financial”), to be held at 4000 Smith Road, Suite 400, Cincinnati, OH 45209, on Friday, December 12, 2008, at 3:00 p.m.., local time, for the following purposes:

1.
To consider and act upon an amendment to Article FOURTH of First Financial’s Articles of Incorporation, as amended, to authorize the issuance of up to 80,000 shares of a new class of preferred stock (the “Preferred Stock”), which stock First Financial may use to participate in the TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008 (“Proposal No. 1”).

2.
To approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies, in the event (a) there are not sufficient votes at the time of the Special Meeting to adopt Proposal No. 1, or (b) a quorum is not present at the time of the Special Meeting (“Proposal No. 2” and together with Proposal No. 1, the “Proposals”).

3.	To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

Important notice regarding the availability of Proxy Materials for the Special Meeting of Shareholders: This Proxy Statement is available on our website at www.bankatfirst.com under the “Investor Relations” link by clicking “SEC Filings” or by going directly to http://www.snl.com/irweblinkx/docs.aspx?iid=100255

Shareholders of record of First Financial at the close of business on October 28, 2008, are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Special Meeting.

Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Special Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may vote electronically via the Internet or by telephone. Please see the accompanying Proxy Statement and proxy card for details about electronic voting. If you later decide to revoke your proxy for any reason, you may do so in the manner described in the accompanying Proxy Statement.

By Order of the Board of Directors,
Gregory A. Gehlmann
General Counsel & Secretary

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

FIRST FINANCIAL BANCORP.
4000 Smith Road, Suite 400
Cincinnati, Ohio 45209
(513) 979-5837

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
Approximate Date to Mail – November xx. 2008

INTRODUCTION

We are sending this Proxy Statement and the accompanying proxy card to you as a shareholder of First Financial Bancorp., an Ohio corporation (“First Financial”), in connection with the solicitation of proxies for the Special Meeting of Shareholders (the “Special Meeting”) to be held at the offices of First Financial Bancorp, 4000 Smith Road, Suite 400, Cincinnati, Ohio, on Friday, December 12, 2008, at 3 p.m., local time. First Financial’s Board of Directors is soliciting proxies for use at the Special Meeting, or any adjournment thereof. Only shareholders of record as of the close of business on October 28, 2008, which we refer to as the record date, will be entitled to vote at the Special Meeting. The proxy solicitation materials for the Special Meeting will be distributed to shareholders of record on or about November xx, 2008.

INFORMATION ABOUT THE SPECIAL MEETING

Why is First Financial holding a Special Meeting of Shareholders?

The recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions to not only preserve existing capital, but also to supplement such capital as a protection against further economic difficulties. Recently, certain capital-raising opportunities have been presented by the United States Department of the Treasury (the “U.S. Treasury”) that provide us with options to raise capital in a low-cost manner. While our capital position is already sound, management would like to be in a position to take advantage of these opportunities to ensure that during these uncertain times, we are well-positioned to support its existing operations as well as anticipated future growth.

When is the Special Meeting?

Friday, December 12, 2008 at 3:00 p.m., local time.

Where will the Special Meeting be held?

At the offices of First Financial, 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209.

What matters will be voted upon at the Special Meeting?

     You will be voting on the following matters:

1.
A proposal to adopt an amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to issue up to 80,000 of preferred shares — Proposal No. 1 on the accompanying proxy card.

2.
A proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article FOURTH of First Financial’s Articles of Incorporation — Proposal No. 2 on the accompanying proxy card.

Why is the amendment to Article FOURTH of First Financial’s Articles of Incorporation necessary?

          The Board of Directors currently anticipates that it will apply to participate in the U.S. Treasury’s recently announced TARP Capital Purchase Program (the “Program”) instituted under the Emergency Economic Stabilization Act of 2008 (“EESA”). Under the Program, eligible healthy financial institutions, such as First Financial, will be able to sell senior preferred shares on standardized terms to the U.S. Treasury in amounts equal to between 1% and 3% of an institution’s risk-weighted assets. The Program is completely voluntary, and although we are currently profitable, have adequate sources of liquidity, and are well-capitalized under regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the voluntary Program to raise additional low cost capital to ensure that during these uncertain times, we are well-positioned to support existing operations as well as anticipated future growth. Because First Financial is not currently authorized to issue preferred shares under its Articles of Incorporation, it is necessary for us to amend the Articles of Incorporation to authorize preferred shares in order to participate in the Program. Even if the proposed amendment to the Articles of Incorporation is adopted, however, there can be no assurance that we will issue any senior preferred shares to the Treasury thereunder. On October 30, 2008, the Treasury notified us that we had received preliminary approval to issue $80,000,000 of such preferred stock.

Who can vote?

You are entitled to vote if you held First Financial common shares as of the close of business on October 28, 2008, the record date for the Special Meeting.

Each shareholder is entitled to one vote for each common share held on October 28, 2008. At the close of business on October 28, 2008, there were 37,474,604 common shares outstanding and entitled to vote. The common shares are First Financial’s only voting securities.

Regardless of the number of shares you own, it is important that you vote on the proposals.

How do I vote?

     Your common shares may be voted by one of the following methods:

•	by traditional proxy card;
•	by submitting a proxy via the internet;
•	by submitting a proxy by phone; or
•	in person at the meeting.

  Submitting a Proxy by Telephone or via the Internet. If you are a shareholder of record (that is, if your common shares are registered with First Financial in your own name), you may submit a proxy by telephone, or via the Internet, by following the instructions included with your proxy card. To do so, access www.proxyvotenow.com/ffbc and follow the on screen instructions. Have your control number from your proxy card available when you access the web page. Telephone voting is also available, toll free, by calling 1-866-809-5292 from a touch tone phone.

If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone or via the Internet, and later decide to attend the Special Meeting, you may revoke your previously submitted proxy and vote in person at the Special Meeting.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 3:00 a.m., Eastern Standard Time, on December 12, 2008. For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

Voting in Person. If you attend the Special Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of First Financial that it holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.

If you hold your common shares in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on October 28, 2008, the record date for voting at the Special Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Special Meeting or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Special Meeting, or timely submit your proxy by telephone or via the Internet, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the adoption of the amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to issue up to 200,000 preferred shares; and

•
“FOR” the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article FOURTH of First Financial’s Articles of Incorporation.

If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Special Meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items. If you want to assure that your shares are voted in accordance with your wishes on the non-routine matters in this proxy statement, you should complete and return your voting instruction form before December 2, 2008.

No appraisal rights exist for any action proposed to be taken at the Special Meeting. If any other matters are properly presented for voting at the Special Meeting, the persons named as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

What if my common shares are held through the First Financial Employees Stock Ownership Plan?

If you participate in the First Financial Profit Sharing and Employee Stock Ownership Plan (the “401(k) Plan”) and common shares have been allocated to your account in the 401(k) Plan, you will be entitled to instruct the trustee of the 401(k) Plan, confidentially, as to how to vote those common shares. If you are such a participant, you may receive your voting instructions card separately. If you give no voting instructions to the trustee of the 401(k) Plan, the trustee will vote the common shares allocated to your 401(k) Plan account pro rata in accordance with the instructions received from other participants in the 401(k) Plan who have voted.

Can the proxy materials be accessed electronically?

We are sending the proxy materials for the special meeting to shareholders on or about November xx, 2008. Our proxy statement for the special meeting and a sample of the form of proxy card sent to our shareholders by us are available at: http://www.snl.com/irweblinkx/docs.aspx?iid=100255  Alternatively, these documents can be viewed by going to First Financial’s Internet website at www.bankatfirst.com and selecting the “SEC Filings” section of the “Investor Relations” page.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Special Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually exercised at the Special Meeting by giving notice of revocation to First Financial in writing, by accessing the Internet site prior to the deadline for submitting proxies electronically, by using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting proxies electronically or by attending the Special Meeting and giving notice of revocation in person. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions of your nominee.

If I vote in advance, can I still attend the Special Meeting?

Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your proxy electronically by telephone or via the Internet, so that your common shares will be represented at the Special Meeting. However, voting your common shares does not affect your right to attend the Special Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under First Financial’s Regulations, a quorum is a majority of the common shares outstanding. Common shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 37,474,604 First Financial common shares outstanding and entitled to vote on October 28, 2008, the record date. A majority of the outstanding common shares, or 18,737,303 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Special Meeting.

If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals presented at shareholder meetings are routine or not routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. We have been advised by the NYSE that the amendment to the Articles of Incorporation and the proposal to adjourn, postpone or continue the Special Meeting are non-routine items.

Votes Required for the Approval of the Proposals. To approve the two proposals, the following proportion of votes is required:

Impact of Abstentions and
Broker
Item	Vote Required	Non-Votes, if any

Amendment to Article FOURTH of First Financial’s Articles of Incorporation	Approval of two-thirds of the outstanding common shares	Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal

Broker non-vote will have the same effect as a vote “AGAINST” the proposal

Adjournment of the Special Meeting	Approval of a majority of the common shares present in person or represented by proxy and entitled to vote at the Special Meeting	Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal

Broker non-vote will not count as a vote on the proposal and will not affect the outcome of the vote

It is our policy to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

What is the recommendation of First Financial’s Board of Directors?

 First Financial’s Board of Directors recommends that each shareholder vote “FOR” the adoption of the amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to issue up to 80,000 shares of a new class of preferred shares and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article FOURTH of First Financial’s Articles of Incorporation.

What will the consequences be if the proposed amendment to Article FOURTH of First Financial’s Article of Incorporation is not adopted?

If the proposed amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to issue up to 80,000 preferred shares is not adopted, First Financial will not be able to take advantage of the Capital Purchase Program. First Financial may have a distinct disadvantage against competitors in the current environment and may be limited in its future ability to raise additional capital to ensure that during these uncertain times, First Financial is well-positioned to support its existing operations as well as anticipated future growth.

Who pays the cost of proxy solicitation?

We will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above.. Although we are soliciting proxies by mailing these proxy materials to our shareholders, our directors, officers and employees also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares for the forwarding of solicitation materials to the beneficial owners of such common shares. We will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.

We have retained The Altman Group, Lyndhurst, New Jersey, to aid in the solicitation of proxies for the Special Meeting. The Altman Group will receive a base fee of $7,500, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Special Meeting?

If you have any questions concerning the proposals to be considered at the Special Meeting or voting your shares, please call The Altman Group at 1-866-828-0221.

Does First Financial send multiple proxy statements to two or more shareholders who share an address?

Only one copy of this Proxy Statement and the notice of the Special Meeting for the Special Meeting are being delivered to previously notified shareholders who share an address unless First Financial has received contrary instructions from one or more of the shareholders. A separate proxy card is being included for each account at the shared address.

Registered shareholders who share an address and would like to receive a separate Proxy Statement for the Special Meeting, may contact our transfer agent and registrar, Registrar and Transfer Company (“R&T”), by calling _______________, or forwarding a written request addressed to Registrar and Transfer Company, Attention: __________________.

PROPOSAL NO. 1 - AMENDMENT OF THE ARTICLES OF INCORPORATION
TO AUTHORIZE PREFERRED STOCK
(Item 1 on Proxy Card)

General

A proposal will be submitted to shareholders at the Special Meeting to approve an amendment (the “Proposed Amendment”) to our Articles of Incorporation (“Articles”) to authorize a new class of capital stock. Article FOURTH of the Articles currently provides that our authorized capital stock consists of 160,000,000 shares of a single class of common stock having no par value. The Proposed Amendment would amend Article FOURTH so that it also authorizes us to issue up to 80,000 shares of no par preferred stock (“Preferred Stock”) as an additional class of capital stock. Subject to the limitations described herein, our Board of Directors would be authorized to issue shares of Preferred Stock to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock at the time of issuance, all by its resolution and without further shareholder approval.

A copy of the Proposed Amendment, which includes the text of Article FOURTH as it is proposed to be amended, is attached as Appendix A to this Proxy Statement. If the Proposed Amendment is approved by shareholders, the Proposed Amendment will become effective upon filing with the Ohio Secretary of State, which we intend to do promptly following such approval.

            The recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions not only to preserve existing capital, but also to supplement such capital as a protection against further economic difficulties.  Recently, certain low cost capital-raising opportunities have been presented by the federal government that provide us with options to generate capital in a low-cost manner.  While our capital position is already sound, management would like to consider these opportunities to ensure that, during these uncertain times, we are well-positioned to support our existing operations as well as anticipated future growth. Our participation in the Program more fully discussed below will:

•	increase credit availability to consumers and businesses;
•	make our capital position even stronger;
•	improve our ability to leverage future strategic opportunities to grow and add value for our shareholders and clients; and
•	enhance our competitive position.

While the specifics of the Program continue to evolve, the Board believes sufficient information and knowledge regarding the Program has been gathered and analyzed, and that we believe we should take advantage of this unique opportunity.

Your Board of Directors recommends that you vote “FOR” the Proposed Amendment.

Terms of the Preferred Stock

The full text of the proposed amendment is attached to this proxy statement as Appendix “A.” If the amendment is approved, the board would be authorized to issue Preferred Stock pursuant to the terms of the Program with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by the Board. The authority of the board would include, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	The number of shares constituting that series and the distinctive designation of that series;

•
The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

•
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of First Financial, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares issued pursuant to the Program. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. For a discussion of the current terms of the Program, see “Reasons for the Proposed Amendment,” “Effects of the Proposed Amendment,” and Appendix B elsewhere in this proxy statement. Holders of First Financial common shares will not have preemptive rights with respect to the Preferred Stock.

Reasons for the Proposed Amendment

The purpose of the Proposed Amendment is to authorize us to sell shares of Preferred Stock to the United States Department of the Treasury (the “Treasury”) under the voluntary Capital Purchase Program should the Board deem it to be in the best interest of First Financial and its shareholders.  On October 14, the Treasury announced the Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Program is designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well. The purpose is to increase confidence in U.S. banks and increase the confidence of U.S. banks to deploy their capital. Increased confidence is expected to result in increased lending. The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 which provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets.    Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares (the “Senior Preferred Shares”) from qualifying financial institutions that meet the Program’s eligibility requirements and that elect to participate by November 14, 2008. On October 22, 2008 we filed an application with respect to the Program and on October 30, 2008 we were notified by the Treasury that we have received preliminary approval for the sale and issuance of up to $80,000,000 of Senior Preferred Shares to the Treasury.

At this point, except with respect to the Treasury’s notification that we received preliminary approval, there is no binding agreement or commitment with respect to the issuance of Senior Preferred Shares to the Treasury. Our company and the Treasury must still negotiate the terms and conditions of our company's participation in the Program, which means that closing of the transaction is not guaranteed. Although our company has no reason to believe that we will not be able to participate in the Program, no assurances can be given:

•	that we will be able to participate in the Program;
•	as to the approximate number of shares of preferred stock that our company may issue pursuant to the Program: or
•	as to the approximate amount of consideration we will receive from Treasury for any such shares that may be issued by our company under the Program.

A summary of the expected terms of the securities that the Treasury would purchase from qualifying financial institutions is set forth in Appendix B attached hereto.

Currently, we are not authorized to issue preferred stock. If the Proposed Amendment is adopted by our shareholders, shares of Preferred Stock will be available for issuance in connection with the Program. No further vote of our shareholders will be required, unless required under Ohio law. The Board of Directors believes that it is advisable to increase our authorized capital to include the Preferred Stock in order take advantage of the Program and to help ensure that its wholly owned bank subsidiary, First Financial Bank, National Association (the “Bank”), remains well capitalized.

As an eligible institution, First Financial may sell an amount of Senior Preferred Shares to the Treasury equal to not less than 1% of the Bank’s risk-weighted assets and not more than 3% of the Bank’s risk-weighted assets.  The Senior Preferred Shares with:

•	a liquidation preference of at least $1,000 per share;
•	qualify as Tier 1 capital; and
•	rank senior to the common shares.

By the terms of the Program, Senior Preferred Shares will:

•	pay a cumulative dividend at a rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five - the dividend will be payable quarterly in arrears;
•	be non-voting, other than class voting rights on certain matters that could adversely affect the Senior Preferred Shares:
•
be callable by First Financial at par after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed at par with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common shares. The Treasury may also transfer the Senior Preferred Shares to a third party at any time.

In conjunction with the purchase of Senior Preferred shares, the Treasury will receive warrants to purchase common shares with an aggregate market price equal to 15% of the investment in the Senior Preferred Shares. The initial exercise price on the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be the market price of our common shares at the time of issuance, calculated on a 20-trading-day trailing average, subject to customary anti-dilution adjustments.  The warrants will have a term of 10 years and such additional terms and features as set forth on Appendix B. The Treasury will agree not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the warrants. We will have to take the steps necessary to register, pursuant to the Securities Act of 1933, Senior Preferred Shares issued by us and the related warrants and underlying common stock purchasable upon exercise.

To participate in the Program, we are required to meet certain standards, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the company;
•	requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;
•	prohibiting the company from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and
•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

The Board believes that it is in the best interests of the First Financial and its shareholders to afford us the opportunity to obtain additional low cost capital through the Program.  Without the Proposed Amendment, First Financial will not be eligible to participate in the Program.  With the Proposed Amendment, First Financial may apply to participate in the Program which will provide us with an additional resource for obtaining capital. The Board currently anticipates that it will issue up to 80,000 shares of Preferred Stock (approximately 3% of the Bank’s risk adjusted assets) for $80,000,000 under the Program with the terms, rights and preferences set forth on Appendix B and will issue a number of warrants exercisable for shares of First Financial common stock having an aggregate market price equal to 15% of the amount of Senior Preferred Shares issued. More details can also be found at the Treasury’s website: http://www.ustreas.gov at Emergency Economic Stabilization Act – Capital Purchase Program.

Effect of the Proposed Amendment

Based on the Program term sheet provided by the Treasury, a copy of which is attached as Appendix B hereto, the following are the general effects on holders of common stock of participating financial institutions from the issuance of Senior Preferred Shares to the Treasury under the Program:

•
Restrictions on Dividends. For as long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred Shares), nor may a participating financial institution repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares or common shares, unless (i) in the case of cumulative Senior Preferred Shares, all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid; or (ii) in the case of non-cumulative Senior Preferred Shares, the full dividend for the latest completed dividend period has been declared and paid in full.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Senior Preferred Shares investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties.

•
Repurchases. The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred Shares and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the Treasury’s investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares, or common shares if prohibited as described under “Restrictions on Dividends” above.

•
Voting rights. The Senior Preferred Shares shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares, (ii) any amendment to the rights of Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

If we issue $80 million of Senior Preferred Shares to the Treasury, we will also be required to issue to the Treasury warrants to purchase common shares equal to 15% of the Senior Preferred Shares, or $12 million. Based on the 20-day average trading price of our common shares on November 5, 2008 of $12.82 per share, we would be required to issue the Treasury a warrant to purchase approximately 936,037 First Financial common shares at $12.82 per share. If all warrants were exercised, it would amount to approximately 2.5% of our currently issued and outstanding shares as of the voting record date, which would dilute the relative equity interests of the current holders of our common shares.

If shareholders approve the Proposed Amendment, then, to establish the Senior Preferred Shares, the Board of Directors would approve and file a further amendment to the Articles (which it could do without further shareholder approval) that would specify the designation of that series of Preferred Stock and the number, terms, relative rights, preferences and limitations of shares as required by the Program. The Board of Directors will not issue shares of Preferred Stock other than pursuant to the Program described in this proxy statement.

Substantially all of the proceeds of any such sale of Senior Preferred Shares likely would be used to infuse additional capital into First financial to support its continued growth in earning assets and deposits. Portions of the net proceeds also might be used by us for other general corporate purposes, including: financing new banking centers and/or lending offices, or other capital improvements; acquiring other financial institutions or their assets and related liabilities, including branch offices; creating or acquiring non-bank providers of financial or other services; and continuing to expand and/or upgrade our products, systems, and operations.

Since the Senior Preferred Shares will be non-voting in accordance with the Program, the issuance of such Senior Preferred Shares should not dilute the relative voting power of the current holders of common stock, except for certain class of voting rights and the issuance of the warrants as described above. Current shareholders would not have preemptive rights to acquire any additional shares of capital stock issued by First Financial and would have no right to purchase a proportionate share, or any portion, of any shares of Preferred Stock issued.

The affirmative vote of two thirds of our issued and outstanding common shares is required to approve the Proposed Amendment. If the Proposed Amendment is not approved, we will not be eligible or have the option to participate in the Program.

Pro Forma Financial Information

The following unaudited pro forma financial information of First Financial for the fiscal year ended December 31, 2007 and the nine-months ended September 30, 2008 show the effects of a minimum of $26.7 million and a maximum of $80.0 million of Series A preferred shares pursuant to the proxy. The pro forma financial information should be used in conjunction with the December 31, 2007 financial statements and related notes contained in First Financials Annual Report on Form 10-K for the year ended December 31, 2007 and the September 30, 2008 unaudited financial statements contained in First Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. The pro forma financial information does not purport to be indicative of the results that would actually have been attained had the issuance of the shares been completed at the dates indicated or that may be attained in the future.

		Pro Forma
	Historical	December 31, 2007
	December 31, 2007	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and due from banks	$106,224	$106,403	$106,744
Securities and other interest earning assets	453,526	481,126	533,526
Loans, net of unearned	2,571,545	2,571,545	2,571,545
Other assets	238,021	238,021	238,021
Total assets	$3,369,316	$3,397,095	$3,449,836

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$2,894,191	$2,894,191	$2,894,191
Borrowings	164,805	164,805	164,805
Other liabilities	33,737	33,737	33,737
Total liabilities	3,092,733	3,092,733	3,092,733

Shareholders' equity
Preferred stock	0	27,600	80,000
Common stock	391,962	391,962	391,962
Retained earnings	82,093	82,272	82,613
Accumulated comprehensive income	(7,127)	(7,127)	(7,127)
Treasury Stock, at cost	(190,345)	(190,345)	(190,345)
Total shareholders' equity	276,583	304,362	357,103
Total liabilities and shareholders' equity	$3,369,316	$3,397,095	$3,449,836

Common Shares outstanding	37,367,808	37,367,808	37,367,808

	Historical	Pro Forma
	Twelve months ended	Twelve months ended
	December 31,	December 31, 2007
	2007	Minimum	Maximum
Income Statement Data:
Total interest income	$206,442	$206,718	$207,242
Total interest expense	87,942	87,942	87,942
Net interest income	118,500	118,776	119,300
Provision for loan losses	7,652	7,652	7,652
Net interest income after
provision for loan losses	110,848	111,124	111,648
Total noninterest income	63,588	63,588	63,588
Total noninterest expenses	120,747	120,747	120,747
Income before income taxes	53,689	53,965	54,489
Income tax expense	18,008	18,105	18,288
Net income	$35,681	$35,860	$36,201

Selected Financial Ratios:
Earnings per share:
Basic	$0.93	$0.93	$0.94
Diluted	$0.93	$0.93	$0.94
Average basic shares outstanding	38,455,084	38,455,084	38,455,084
Average diluted shares outstanding	38,459,138	38,459,138	38,459,138
Return on average equity - annualized	12.73%	11.64%	10.03%
Book value per common share	$7.40	$7.41	$7.42

(1)	The pro forma financial information reflects the issuance of a minimum $27,600,000 and a maximum $80,000,000 of First Financial Bancorp Series A preferred stock.
(2)	The balance sheet and income statement data gives effect to the equity proceeds as of the balance sheet date.
(3)	The funds received from the preferred stock issue are assumed to be invested in federal funds sold, earning at a rate of 1.00%. An incremental tax rate of 35% was assumed.
(4)
The pro forma does not reflect the impact of the warrants to purchase additional common shares by the U.S. Department of the Treasury of approximately 323,000 shares, at the minimum level, or approximately 936,000 shares at the maximum level, based on the 20 day average of the ending market price of First Financial's common stock of $12.82 on November 5, 2008.

(5)	The costs expected to be incurred are immaterial therefore, no effect was given in the pro forma.

		Pro Forma
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and due from banks	$90,341	$90,476	$90,732
Securities and other interest earning assets	532,765	560,365	612,765
Loans, net of unearned	2,645,341	2,645,341	2,645,341
Other assets	243,229	243,229	243,229
Total assets	$3,511,676	$3,539,411	$3,592,067

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$2,711,681	$2,711,681	$2,711,681
Borrowings	486,683	486,683	486,683
Other liabilities	36,092	36,092	36,092
Total liabilities	3,234,456	3,234,456	3,234,456

Shareholders' equity
Preferred stock	0	27,600	80,000
Common stock	391,249	391,249	391,249
Retained earnings	80,632	80,767	81,023
Accumulated comprehensive income	(6,285)	(6,285)	(6,285)
Treasury Stock, at cost	(188,376)	(188,376)	(188,376)
Total shareholders' equity	277,220	304,955	357,611
Total liabilities and shareholders' equity	$3,511,676	$3,539,411	$3,592,067

Common Shares outstanding	37,476,607	37,476,607	37,476,607

	Historical	Pro Forma
	Nine months ended	Nine months ended
	September 30,	September 30, 2008
	2008	Minimum	Maximum
Income Statement Data:
Total interest income	$138,219	$138,426	$138,820
Total interest expense	52,146	52,146	52,146
Net interest income	86,073	86,280	86,674
Provision for loan losses	8,935	8,935	8,935
Net interest income after
provision for loan losses	77,138	77,345	77,739
Total noninterest income	39,101	39,101	39,101
Total noninterest expenses	85,329	85,329	85,329
Income before income taxes	30,910	31,117	31,511
Income tax expense	10,032	10,104	10,242
Net income	$20,878	$21,013	$21,269

Selected Financial Ratios:
Earnings per share:
Basic	$0.56	$0.57	$0.57
Diluted	$0.56	$0.56	$0.57
Average basic shares outstanding	37,104,793	37,104,793	37,104,793
Average diluted shares outstanding	37,487,037	37,487,037	37,487,037
Return on average equity - annualized	10.05%	9.23%	7.97%
Book value per common share	$7.40	$7.40	$7.41

(1)	The pro forma financial information reflects the issuance of a minimum $27,600,000 and a maximum $80,000,000 of First Financial Bancorp Series A preferred stock.
(2)	The balance sheet and income statement data gives effect to the equity proceeds as of the balance sheet date.
(3)	The funds received from the preferred stock issue are assumed to be invested in federal funds sold, earning at a rate of 1.00%. An incremental tax rate of 35% was assumed.
(4)
The pro forma does not reflect the impact of the warrants to purchase additional common shares by the U.S. Department of the Treasury of approximately 323,000 shares, at the minimum level, or approximately 936,000 shares at the maximum level, based on the 20 day average of the ending market price of First Financial's common stock of $12.82 on November 5, 2008.

(5)	The costs expected to be incurred are immaterial therefore, no effect was given in the pro forma.

	As Reported	Min	Max	Min	Max
	09/30/08	09/30/08	09/30/08	12/31/07	12/31/07

Total RBC	10.89%	11.82%	13.66%	12.36%	14.30%

Leverage	7.95%	8.65%	10.03%	8.99%	10.42%

Tier 1	9.80%	10.73%	12.59%	11.27%	13.22%

Anti-Takeover Effects

The purpose of the Proposed Amendment is to provide the Board of Directors with the option of considering participation in the Program, not to establish any barriers to a change of control or acquisition of First Financial. However, pursuant to the terms of the Program, if we issue shares of Preferred Stock to the Treasury and we fail to pay the required dividends on the shares, the Treasury would have the right to elect two directors to our Board. This right would continue until any suspended dividends are fully paid for four consecutive quarters. This could be interpreted as having a potential anti-takeover effect. The Proposed Amendment is being recommended in order for us to be able to take advantage of the Treasury Program is we so choose, and not response to any specific effort of which First Financial is aware to obtain control of First Financial, nor does the Board of Directors have any present intent to use the Preferred Stock to impede a takeover attempt.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions and Ohio Law

Our Articles contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Classification of Board of Directors. Our Articles provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our board of directors may discourage accumulations of large blocks of our shares by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of our common shares that might result from accumulations of large blocks of our common shares for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

We believe that the power of our board of directors to issue additional authorized but unissued common shares of ours without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Our board of directors could authorize and issue a class or series of shares that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common shares or that our shareholders otherwise consider to be in their best interest.

Other Limitations on Change in Control. In addition to the classification of the Board of Directors as discussed above, the following provisions of the Articles and Ohio law might have the effect of delaying, deferring or preventing a change in control of us and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving the Company and certain persons described below.

The OGCL provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the Articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the Articles, relatively difficult, and a vote of the holders of in excess of one-third of our outstanding common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.

Ohio, the state of our incorporation, has enacted OGCL Section 1701.831, a “control share acquisition” statute. The control share acquisition statute basically provides that any person acquiring shares of an “issuing public corporation” (which definition we meet) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and (iii) more than 50%.

The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute grant to our shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the implementation of the proposal is approved.

The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince our shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.

Ohio has also enacted Chapter 1704, a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition we meet) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s board of directors prior to such voting power acquisition. A person who acquires such voting power is an “interested shareholder”, and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

Ohio also has enacted a “greenmailer disgorgement” statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

In addition, Section 1701.59 of the OGCL provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

First Financial’s Shareholder Rights Plan. Each Common Share issued includes one “right” (the “Right”). Under the “shareholders rights plan” pursuant to the Rights Agreement, the Rights actually will be distributed only if one or more of certain designated actions involving the common shares occur. In the event of such a distribution, each Right would entitle a holder of common shares to purchase, at an exercise price as set forth in the shareholders rights plan, share or shares of the Company. In addition, upon the occurrence of certain other events, each Right holder would be entitled to receive common shares of any acquiring company worth two times the exercise price of the Right.

The adoption of the Rights plan by the Company has no financial effect on the Company, is not dilutive to holders of common shares, is not taxable to the Company or to its shareholders and will not change the way in which our common shares are traded. Rights are not exercisable until distributed, and all Rights will expire at the close of business on December 6, 2008, unless earlier redeemed by the Company. The issuance of Rights, however, may have certain anti-takeover effects and possible disadvantages. The Rights will cause substantial dilution to a person or a group who attempts to acquire us or a significant common share ownership interest without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. Accordingly, an acquiring entity might decide not to acquire us or such an interest even though individual shareholders may view such an acquisition favorably. In addition, to the extent that issuance of the Rights discourages takeovers that would result in a change in our management or Board of Directors, such a change would be less likely to occur. The Board of Directors believes, however, that the advantages of discouraging potentially discriminatory and abusive takeover practices outweigh any potential disadvantages of the Rights. The Rights should not interfere with any merger or any business combination approved by the Board of Directors. The Rights are designed to protect shareholders against unsolicited attempts to acquire control of the Company, whether through accumulation of common shares in the open market or partial tender offers that do not offer a fair price for all shareholders.

Effectiveness of the Proposed Amendment

If shareholders approve the Proposed Amendment, First Financial will file an amendment to its Articles of Incorporation with the Ohio Secretary of State as soon as practicable following the Special Meeting. The Proposed Amendment would become effective at the time the Articles amendment is filed.

DESCRIPTION OF COMMON SHARES

For purposes of this section, the terms “we,” “our” and “us” refer only to First Financial and not its subsidiaries.

The following description of our common shares, without par value, or “common shares,” is a summary only and is subject to applicable provisions of the Ohio General Corporation Law, as amended (the “OGCL”), and to our amended and restated articles of incorporation (“Articles”) and our amended and restated regulations (“Regulations”). You should refer to, and read this summary together with, our Articles and Regulations to review all of the terms of our common shares.

Our Articles provide that we may issue up to 160 million common shares, without par value. As of June 30, 2008, 37,483,384 of our common shares were issued and outstanding. All outstanding common shares are fully paid and nonassessable. Our common shares are listed on the Nasdaq Global Select Market under the symbol “FFBC”.

As discussed earlier, we our Articles currently do not authorized the issuance of preferred stock.

Voting Rights. Each holder of common shares is entitled to cast one vote for each common share held of record on all matters submitted to a vote of shareholders, including the election of directors. The Board of Directors is divided into three classes as nearly equal in size as the total number of directors constituting the Board permits. The number of directors may be fixed or changed from time to time by the shareholders or the directors as discussed below, but, in any event, can be no less than nine and no more than twenty-five. Our directors are elected to three-year terms, with the term of office of one class expiring each year. Our shareholders annually elect only one of the three classes. This method of election could be considered an impediment for a takeover of control of the Company by third parties.

The size of the Board can be increased or decreased at any time by: (a) the affirmative vote of two-thirds of the whole authorized number of directors, or (b) the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Company at a meeting of shareholders, at which a quorum is present, called for the purpose of electing directors. The Company’s Board of Directors may not, under provisions of the Regulations, increase the authorized number of directors by more than three positions during any period between annual meetings.

As permitted by law, the Articles provide that the holders of common shares do not have preemptive rights or the right to exercise cumulative voting in the election of directors.

Dividends, Liquidation and Other Rights. Holders of common shares are entitled to participate equally in dividends or other distributions when, as and if declared by the Board of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or common shares, unless the Company is insolvent or the dividend payment would render it insolvent.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional common shares or rights to purchase common shares without the approval of our shareholders.

Transfer Agent and Registrar. Subject to compliance with applicable federal and state securities laws, our common shares may be transferred without any restrictions or limitations. The transfer agent and registrar for our common shares is Registrar and Transfer Company.

PROPOSAL NO. 2 – ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING
(Item 2 on Proxy Card)

A proposal will be submitted to shareholders at the Special Meeting to approve the adjournment or postponement of such Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient votes at the time of the Special Meeting to adopt Proposal No. 1, or (b) a quorum is not present at the time of the Special Meeting. Any adjournment or postponement of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

PRINCIPAL SHAREHOLDERS

The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Class
First Financial Bank, National Association 300 High Street Hamilton, Ohio 45012-0476	4,062,546(1)	10.84%

Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105

Barclays Global Investors, LTD 1 Royal Mint Court London, EC3N 4HH	2,353,399(2)	6.28%

(1)
Information based upon most recent Form 13F and Schedule 13G filed with the SEC. These shares are held by the trust department of First Financial Bank, National Association (“First Financial Bank”) (the “Trustee”) in its fiduciary capacity under various agreements. Includes shares where the Trustee has sole voting power, shared voting power, sole dispositive power and shared dispositive power. Our officers and directors disclaim beneficial ownership of the common shares beneficially owned by the Trustee. Included in the foregoing shares are common shares that are directly owned by certain directors and executive officers of First Financial and are reported in the following table showing shareholdings of directors, executive officers, and nominees for director.

(2)
Information based upon most recent Form 13F and Schedule 13G filed with the SEC. Includes shares beneficially owned as by Barclays Global Investors, Barclays Global Fund Advisors, and Barclays Global Investors, LTD. Other related interests with no beneficial ownership, include Barclays Global Investors Japan Trust and Banking Company LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.

SHAREHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

As of October 28, 2008, our directors and executive officers who are not also directors, and all of our executive officers and directors as a group, beneficially owned common shares of First Financial as set forth below.

		Amount and Nature of Beneficial Ownership

Name	Position	Common Shares Beneficially Owned Excluding Options (1)		Stock Options Exercisable within 60 Days of Record Date (2)	Total Common Shares Beneficially Owned (1)
J. Wickliffe Ach	Director	4,845	(3)	—	4,845
Donald M. Cisle, Sr.	Director	489,025	(4)	23,521	512,546
Claude E. Davis	Director and CEO	127,828	(7)	192,948	320,776
Corinne R. Finnerty	Director	32,205	(3)	23,521	55,726
Murph Knapke	Director	46,553	(5)	17,326	63,876
Susan L. Knust	Director	17,604	(6)(8)	8,663	26,267
William J. Kramer	Director	12,681	(5)	8,663	21,344
Richard E. Olszewski	Director	18,558	(3)	8,663	27,221
Barry S. Porter	Director	36,294	(5)	17,326	53,620
J. Franklin Hall	EVP and CFO	24,530	(7)	53,695	89,450
C. Douglas Lefferson	EVP and COO	56,371	(7)	89,450	145,821
Samuel J. Munafo	EVP, Banking	78,304	(7)	66,905	145,821
Gregory A. Gehlmann	SVP & Gen Counsel	15,381	(7)	21,698	37,079

All executive officers and directors as a group (15 persons)		974,082	(7)	532,379	1,521,803

(1)	Includes shares held in the name of spouses, minor children, trusts and estates as to which beneficial ownership may be disclaimed.

At October 28, 2008, the only director or executive officer who owned at least 1% of our common shares was Donald Cisle, Sr. who beneficially owned 533,073 shares or 1.36%. However, all of the directors and executive officers as a group (16 persons) beneficially owned approximately 3.81% of our outstanding common shares. Percent ownership numbers are computed based on the sum of (a) 37,363,698 common shares outstanding on October 28, 2008 and (b) the number of common shares to which the group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 28, 2008. Fractional shares are rounded to the nearest whole number.

(2)	All 532,379 options have a strike price above the closing price of our common stock on October 28, 2008, which was $12.64 per share.

(3)	Includes 2,692 restricted shares that vest 1/3 equally over a three-year period beginning May 1, 2008. Director retains voting and dividend rights. At October 28, 2008, 1,343 shares had vested.

(4)	Of these shares, 458,850 are owned by Seward-Murphy Inc. of which Mr. Cisle, Sr. has sole voting and investment power for 201,894 shares and shared voting power for 256,668 shares.

(5)	Includes 1,258 restricted shares that vest 1/3 equally over a three-year period that began April 25, 2007. Director retains voting and dividend rights. At October 28, 2008, 2,508 shares had vested.

(6)	Ms. Knust shares voting and investment power for 1,525 shares which are held by K.P. Properties of Ohio LLC, of which Ms. Knust and her husband are the only two members.

(7)
Includes restricted shares (Davis – 72,225; Hall – 12,375; Lefferson –18,650: Munafo – 15,390; Gehlmann – 11,700; and all executive officers as a group (7) – 145,780) subject to a four year vesting schedule and certain performance triggers. As of October 28, 2008, [●] shares had vested. Officers retain voting and dividend rights.

(8)	Includes 4,455 restricted shares that vest 1/3 equally over a three-year period that began April 29, 2009. Director retains voting and dividend rights. At October 28, 2008, no shares had vested.

SPECIAL CAUTIONARY NOTICE
REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by us with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of us or our management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	management’s ability to effectively execute its business plan;
•
the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses;

•	the ability of financial institutions to access sources of liquidity at a reasonable cost;
•	the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates;
•	technology changes; mergers and acquisitions;
•	the effect of changes in accounting policies and practices;
•	adverse changes in the securities markets;
•	the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and
•	First Financial’s success at managing the risks involved in the foregoing.

Such forward-looking statements are meaningful only on the date when such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

First Financial Bancorp.
4000 Smith Rd., Suite 400
Cincinnati, OH 45209
Telephone: (877) 322-9530
Attention: Investor Relations

INCORPORATION OF FINANCIAL INFORMATION

The following financial statements and other portions of First Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on February 27, 2008 (the "Form 10-K"), and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Commission on November 3, 2008 (the "Form 10-Q") are incorporated by reference herein:

•	financial statements and supplementary financial information of First Financial appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;
•	management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;
•	quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q;
•	changes in and disagreements with accountants on accounting and financial disclosure

See “Where You Can Find More Information” on how to request copies of these documents.

All documents filed with the SEC by First Financial pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Selection of the independent public accountants for First Financial is made by the Audit and Risk Management Committee of the Board of Directors. Ernst & Young served as First Financial’s independent public accountants for the years ended December 31, 2007 and 2008. Representatives from Ernst & Young will not be present at the Special Meeting.

SHAREHOLDER PROPOSALS FOR THE 2009 PROXY STATEMENT

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2009 Annual Meeting of Shareholders, the written proposal must be received on or before November 15, 2008. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders must inform First Financial no later than January 31, 2009. If notice is not provided by that date, the person(s) named in First Financial’s Proxy for the 2009 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2009 Annual Meeting. Proposals should be sent to our main office at 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209, Attention: Corporate Secretary. The use of certified mail, return receipt requested, is advised if submitting such a proposal.

ADDITIONAL INFORMATION

Management and the Board of Directors of First Financial know of no business to be brought before the meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

It is important that your proxy card be completed, signed and returned promptly. If you do not expect to attend the Special Meeting in person, please complete, sign and return the enclosed proxy card in the self-addressed envelope furnished herewith. Alternatively, please vote electronically via the Internet or by telephone following the instructions on your proxy card.

By Order of the Board of Directors,

Gregory A. Gehlmann
General Counsel & Secretary

November xx, 2008

APPENDIX A

If approved, Article FOURTH of the Articles of Incorporation would be amended in its entirety to read as follows:

FOURTH.       (A) The maximum number of shares which the Corporation is authorized to issue is One Hundred Sixty Million Eighty Thousand (160,080,000) shares, all of which shall be without par value.

(B) The total number of common shares which the Corporation is authorized to issue is One Hundred Sixty Million (160,000,000) common shares, without par value.

(1) Dividends. The holders of common shares shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.

(2) Voting. Each outstanding common share of the Corporation shall entitle the holder thereof to one vote and the exclusive voting power for all purposes shall be vested in the holders of common shares.

(3) Preemptive Rights. No holder of common shares of the Corporation shall have preemptive rights to subscribe for or to purchase any common shares of the Corporation or any other securities of the Corporation, whether such share or shares are now or hereafter authorized.

(4) Purchase of Own Securities. The Corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, its own common shares and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

(5) The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

(C) The total number of preferred shares which the corporation shall have the authority to issue is Eighty Thousand (80,000) preferred shares, without par value. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Fourth, by filing articles of amendment pursuant to the applicable laws of Ohio, to provide for the issuance of preferred shares in series pursuant to the terms of any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury (the “Treasury”), and to fix the designations, powers, preferences and rights thereof in compliance with any EESA program. The preferred shares shall not be available for future issuance except pursuant to the terms of an EESA program established by the Treasury. Subject to the limitations set forth herein, the Board of Directors has the authority to determine and fix any express terms with respect to each series to the fullest extent permitted by the Revised Code of Ohio, which shall include, but not be limited to, the determination of the following:

(1)  the number of shares constituting that series and the distinct designation of that series;

(2)  the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3)  whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)  whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)  whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6)  whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)  the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)  any other relative rights, preferences and limitations of that series.

APPENDIX B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4( c )(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFls after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the "UST").

Size:	QFls may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFl's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFl's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:
The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summarv of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisabiltity:	Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFl's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.